EXHIBIT 3

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         CHEMICAL FINANCIAL CORPORATION

                      (As Amended Through April 17, 1995)


   1. These Restated Articles of Incorporation are executed pursuant to the provisions of Sections 641-657, Act 284, Public Acts of 1972.

   2. The present name of the Corporation is Chemical Financial
Corporation; and the Corporation has had no other former name.

   3. The date of filing the original Articles of Incorporation was August 27, 1973.

   4. The following Restated Articles of Incorporation supersede the original Articles of Incorporation as amended, and shall be the Articles of Incorporation of the Corporation:

                                   Article I

      The name of the Corporation is CHEMICAL FINANCIAL CORPORATION.

                                   Article II

      The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                  Article III

      The total authorized capital stock is 15,000,000 common shares, par value $10.00 per share.

                                   Article IV

      The address and mailing address of the current registered office are 333 East Main Street, Midland, Michigan 48640. The name of the current registered agent is Alan W. Ott.

                                   Article V

      All of the powers of this Corporation, insofar as the same may be lawfully vested by these Articles of Incorporation, are hereby vested in and conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation thereof, the Board of Directors is expressly authorized:

      (a) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

      (b) To designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of the any committee, who may replace any absent or disqualified member at any meeting of the committee.

                                   Article VI

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  Article VII

      Any action required or permitted under the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

                                  Article VIII

      (a) A director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty, except for liability;
            (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; or (iv) for a transaction from which the director derived an improper personal benefit. No Amendment to or repeal of this Article VIII (a) shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      (b) The Corporation shall provide indemnification to persons who serve or have served as directors, officers, employees or agents of the Corporation, and to persons who serve or have served at the request of the Corporation as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, to the fullest extent permitted by the Michigan Business Corporation Act, as the same now exists or may hereafter be amended.




                       -2-
      These Restated Articles of Incorporation were duly adopted by the sole shareholder of the Corporation on the 18th day of December in accordance with the provisions of Section 642, Act 284, Public Acts of 1972. The necessary number of shares as required by statute was voted in favor of the Restated Articles of Incorporation.

      Dated this 21st day of December.


                                 CHEMICAL FINANCIAL CORPORATION


                                 By /s/ Alan W. Ott
                                    Alan W. Ott








































                       -3